Exhibit 10.3

Spencer Trask Ventures, Inc.
535 Madison Ave 18th Floor
New York, NY 10021

August 18, 2010

InVivo Therapeutics Corporation
One Broadway, 14th Floor
Cambridge, Ma. 02142
Attention: Frank Reynolds, Chief Executive Officer

Dear Mr. Reynolds:

This will confirm our agreement that InVivo Therapeutics Corporation, a Delaware corporation (the “Company”) has engaged Spencer Trask Ventures, Inc. (“Spencer Trask”) to act as a non-exclusive finder for the Company with respect to locating investors to participate in a bridge financing transaction of up to $500,000 of 6% Convertible Promissory Notes (the “Notes”), together with warrant coverage (the “Bridge Financing”).

In that regard, Spencer Trask may introduce the Company to accredited investors, which may include, high net worth individuals, corporations, partnerships, mutual funds, hedge funds, investment partnerships, securities firms, lending and other institutions and entities for the purposes of participating in the Bridge Financing.  Upon each closing of the Bridge Financing, Spencer Trask will be paid a finder’s fee equal to 20% warrant coverage, based on the number of shares of Common Stock underlying the warrants included in the Units sold in the Bridge Financing, which warrants will be exercisable for a five-year period into shares of the Company’s common stock at the same price as paid by investors in the Bridge Financing and, upon conversion of the Notes in connection with a “Qualified Next Round Financing”, as defined in the Notes, the same cash and warrant compensation and expense allowance with respect to the Notes so converted as is paid to the placement agent in connection with the Next Round.

For the benefit of Spencer Trask, the Company hereby incorporates by reference all of its representations and warranties as set forth in Section 2 of the Securities Purchase Agreement being entered into between the Company and prospective Investors, with the same force and effect as if specifically set forth herein.

The Company shall indemnify and hold Spencer Trask and its affiliates and their respective directors, officers, employees, agents and controlling persons harmless from and against all losses, claims, damages, judgments, assessments, costs, expenses and other liabilities (“Liabilities”), including legal fees, arising from or in any way related to: (A) actions or alleged actions taken or omitted to be taken (including any untrue statements or alleged untrue statements made or any statements omitted to be made in the offering materials that are disseminated in connection with the Bridge Financing) by the Company or (B) are otherwise related to or arise out of Spencer Trask’s activities on the Company’s behalf or the advice or services rendered or to be rendered by Spencer Trask hereunder; provided, however, the Company shall not be responsible for any Liabilities pursuant to clause (B) or this sentence which are determined by a court of competent jurisdiction in a final judgment which is no longer subject to appeal or further review to have resulted solely from the gross negligence or willful misconduct of Spencer Trask.

InVivo Therapeutics Corporation
August 18, 2010

This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York.  The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to the Judicial Arbitration and Mediation Services, Inc. (JAMS), or its successor, in New York, for final and binding arbitration in front of a panel of three arbitrators with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures (with each of Spencer Trask and the Company choosing one arbitrator, and the chosen arbitrators choosing the third arbitrator).  The arbitrators shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.  The award in the arbitration shall be final and binding.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.1-16, and the judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The Company and Spencer Trask agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.

The Company represents that (i) it has the corporate power and authority to enter into and perform its obligations under this Agreement and all corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken.  This letter agreement (i) may not be assigned by either party without prior written consent of the other party, (ii) may not by modified or amended except in writing, (iii) may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one agreement and (iv) shall be binding upon and inure to the benefit of the parties and their respective permitted successors, assigns and legal representatives.

[SIGNATURE PAGE FOLLOWS]

InVivo Therapeutics Corporation
August 18, 2010

If the foregoing accurately reflects our understanding, please so indicate by signing in the space provided below.

Sincerely,

SPENCER TRASK VENTURES, INC.

By:	/s/ John Heidenreich
Name: John Heidenreich
Title: President

Agreed to and Accepted
As of date set forth above

INVIVO THERAPEUTICS CORPORATION

By:	/s/ Frank Reynolds
	Name:	Frank Reynolds
	Title:	Chief Executive Officer